Exhibit 99.1

CallidusCloud Announces Fourth Quarter and Full Year 2015 Total Revenue of $46.8 Million and $173.1 Million

Reaffirms 2016 Total Revenue Guidance of $210.0 Million to $215.0 Million

-	Q4 SaaS Revenue Increases 34% to $32.6 Million
-	Q4 Non-GAAP Earnings per Share Increases 59% to $0.08
-	Annual Operating Cash Flow Increases 189% to $26.5 Million

DUBLIN, CA., February 9, 2016— Callidus Software Inc. (NASDAQ: CALD), a global leader in cloud-based sales, marketing, learning and customer experience solutions, today announced financial results for the year ended December 31, 2015.

"We finished 2015 with a strong fourth quarter. We had record total revenues, excellent SaaS growth (off a higher base) and we continued to make money," said Leslie Stretch, president and CEO, CallidusCloud. "We expect our sales and marketing investments to continue to drive momentum in 2016 as we focus on delivering a world-class customer experience, and profitable growth."

Financial Highlights for the Fourth Quarter 2015
Total reported revenue was $46.8 million for the fourth quarter, an increase of 23% and includes $0.9 million of revenue from the Bridgefront acquisition. Total recurring revenue was $36.0 million, which includes SaaS revenue of $32.6 million and maintenance revenue of $3.4 million. SaaS revenue increased 34% over the same quarter in the prior year, benefiting from the continued success in our Lead to Money suite and revenue from Bridgefront.  Excluding the Bridgefront revenue, SaaS revenue increased 30% over the same quarter last year.  Services and license revenue was $10.8 million, consisting of $10.6 million in services revenue, a 10% increase over prior year, and $0.2 million in license revenue.  Cash and short-term investments were $97.2 million. Cash flow from operations for the quarter was $5.9 million, compared to cash used for operations of $965 thousand in the same quarter of the prior year.

GAAP Performance
•	Recurring revenue gross margin was 75%, compared to 73% for the same quarter in the prior year.
•	Overall gross margin was 63%, compared to 61% for the same quarter in the prior year.
•	Operating loss was $1.8 million compared to $3.5 million for the same quarter in the prior year.
•	Net loss was $2.1 million, or ($0.04) on a per share basis, compared to net loss of $4.1 million, or ($0.08) on a per share basis for the same quarter in the prior year.
Non-GAAP Performance
The following non-GAAP measures are described below and are reconciled to the corresponding GAAP measures at the end of this release.
•	Recurring revenue gross margin was 77%, compared to 76% for the same quarter in the prior year.
•	Overall gross margin was 66%, compared to 64%, for the same quarter in the prior year.
•	Operating income was $4.7 million, compared to $2.9 million for the same quarter in the prior year.
•	Net income was $4.4 million, or $0.08 per fully diluted share, compared to $2.3 million, or $0.05 per fully diluted share, for the same quarter in the prior year.
Financial Highlights for the Full Fiscal 2015
Total revenue was $173.1 million for the full fiscal year, an increase of 27% and includes $1.5 million of revenue from the BridgeFront acquisition. Total recurring revenue was $129.9 million, which includes SaaS revenue of $115.5 million and maintenance revenue of $14.4 million. SaaS revenue increased 38% over the prior year, including $1.5 million of SaaS revenue from BridgeFront. Services and license revenue of $43.2 million consisted of $41.5 million in services revenue, a 28% increase over prior year, and $1.7 million in license revenue. Cash flow from operations for the full year was $26.5 million, reflecting a 189% increase over last year.

GAAP Performance
•	Recurring revenue gross margin was 74%, compared to 69% in the prior year.
•	Operating loss was $11.7 million compared to $13.5 million in the prior year.
•	Net loss was $13.1 million, or ($0.24) on a per share basis, compared to a net loss of $11.6 million, or ($0.24) per share in the prior year.

Non-GAAP Performance
The following non-GAAP measures are described below and are reconciled to the corresponding GAAP measures at the end of this release.
•	Recurring revenue gross margin was 78% compared to 73% in the prior year.
•	Operating income was $12.7 million compared to $8.7 million in the prior year.
•	Net income was $11.2 million, or $0.20 per fully diluted share, compared to $7.1 million, or $0.14 per fully diluted share in the prior year.

Business Highlights for the Fourth Quarter 2015
•	CallidusCloud unveiled its next-generation version of its multi-award-winning incentive and commissions platform at an exclusive summit for executives from High Tech companies. The packed house, full of top customers and prospects, was treated to a first look at the new innovations in the platform including the new guided UI that makes unlocking the power of incentives easier than ever. President and CEO Leslie Stretch was joined by leaders from the customer and partner community who shared their first hand experiences with the audience.
•	In December, CallidusCloud hosted its first partner summit bringing together thought leaders and industry experts from its partner ecosystem. At the summit a program of incentives and enablement activities was announced to accelerate the adoption of Lead to Money amongst leading systems integrators, consulting partners and independent software vendors.

•	CallidusCloud announced a unique new mobile Configure Price Quote application enabling remote users and field personnel to reduce the time it takes to generate quotes and proposals on the go. The new app provides salespeople the ability to configure value-rich quotes in the field and seamlessly sync them up for sending when back online. The mobile app provides access to critical product, pricing and configuration information in the field and eliminates the need for re-keying between systems, speeding up the sale.
•	The Litmos mobile learning platform joined the ADP marketplace in October, making the award-winning platform available to the thousands of users of ADP's Human Capital Management technologies. Litmos users will now be able to access pre-integrated workforce data in real-time through one intuitive platform.
Financial Outlook for 2016 – First Quarter and Full Year
For the first quarter of 2016, the Company expects total revenue to be between $47.8 million and $48.8 million, including $750 thousand of revenue from BridgeFront. GAAP operating loss is expected to be between $4.5 million and $6.0 million, with GAAP net loss per share between $0.09 and $0.11. Non-GAAP operating income is expected to be between $2.6 million and $3.6 million, with non-GAAP income per diluted share between $0.04 and $0.06.
For the full year of 2016, the Company is maintaining its previous revenue guidance of $210.0 million to $215.0 million, including $3.0 million of revenue from BridgeFront. We are projecting full-year SaaS revenue growth to be 30% to 35%, including $3.0 million from BridgeFront. GAAP operating loss is expected to be between $15.0 million and $18.0 million, with GAAP net loss per share between $0.29 and $0.33. Non-GAAP operating income is expected to be between $17.0 million and $19.0 million, with non-GAAP income per diluted share between $0.25 and $0.29.

Conference Call
In conjunction with this announcement CallidusCloud will host a conference call at 1:30 p.m. Pacific Standard Time (PST) today to discuss the fourth quarter and outlook for the first quarter 2016 and full year 2016. The conference call will be available via live webcast at the Investor Relations section of CallidusCloud's website.
Webcast site: http://www.calliduscloud.com/about-us/investor-relations
Dial-in: 877-280-4960 (International callers: 857-244-7317)
Passcode: 66768068
Replay information: A webcast replay will be available on the Investor Relations section of our website under Calendar of Events.

For more information, please visit: http://www.calliduscloud.com/about-us/investor-relations/

About CallidusCloud
Callidus Software Inc. (NASDAQ: CALD), doing business as CallidusCloud®, is the global leader in cloud-based sales, marketing and learning solutions. CallidusCloud enables organizations to accelerate and maximize their Lead to Money process with a complete suite of solutions that identify the right leads, ensure proper territory and quota distribution, enable sales forces, automate configure price quote, and streamline sales compensation – driving bigger deals, faster. Approximately 4,600 leading organizations, across all industries, rely on CallidusCloud to optimize the Lead to Money process to close more deals for more money in record time.

For more information, please visit www.calliduscloud.com.

Non-GAAP Financial Measures
In this release, CallidusCloud has provided additional financial information that has not been prepared in accordance with GAAP. This information includes non-GAAP gross margin, non-GAAP recurring revenue gross margin, non-GAAP operating expenses, non-GAAP operating income, non-GAAP net income, and non-GAAP net income per diluted share. CallidusCloud uses non-GAAP measures internally in analyzing its financial results and believes that they are useful to investors as a supplement to GAAP measures in evaluating CallidusCloud's operating performance. CallidusCloud believes that the use of these non-GAAP measures provides additional insight for investors to use in evaluation of ongoing operating results and trends and in comparing its financial measures with other companies in CallidusCloud's industry, many of which present non-GAAP financial measures that may resemble our non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.
Our non-GAAP measures reflect adjustments based on the following items:

Stock-based compensation expense: We have excluded the effect of stock-based compensation expense from our non-GAAP gross profit, recurring revenue gross profit, operating expenses, operating income, net income and net income per diluted share. We believe the exclusion of stock-based compensation expense provides a useful comparison of our operating results to our peers.
Restructuring and other expense: We have excluded the effect of restructuring and other expense from our non-GAAP operating expenses, operating income, net income and net income per diluted share. Restructuring and other expense consists of employee severance, facility exit costs, impairment of intangible assets and incremental depreciation expense as a result of the change in the estimated useful life of assets abandoned. We feel it is useful to investors to understand the effects of these items on our financial results.
Patent litigation and settlement costs and patent litigation estimates: We have excluded the effect of patent infringement and litigation defense costs, settlement costs and patent litigation estimates from our non-GAAP gross profit, recurring revenue gross profit, operating expenses, operating income, net income and net income per diluted share. We believe patent litigation and settlement costs and patent litigation estimates are not indicative of our ongoing business operations, and are inconsistent in amount and frequency; as such we exclude these costs during our evaluation of our business performance.
Convertible note interest expense, conversion costs and amortization of convertible note issuance costs: We have excluded the costs of convertible note interest expense, redemption inducement and issuance costs from our non-GAAP net income and net income per diluted share. We believe that these costs are not indicative of our continuing operations or meaningful in evaluating current versus past business results.
Amortization and gain on sale of acquired intangible assets: We have excluded the effect of amortization and gain on sale of acquired intangibles which include developed technology, customer relationships, trade names, domain names, patents and licenses from our non-GAAP gross profit, recurring revenue gross profit, operating expenses, operating income, other income and expense, net income and net income per diluted share. Amortization and gain on sale of acquired intangibles are significantly affected by timing, and as such, can be inconsistent in amount and nature.
Acquisition-Related Costs: We have excluded the costs related to acquisitions from our non-GAAP operating expenses, operating income, net income and net income per diluted share. These costs include legal and transactional costs associated with acquisition activities as well as expense related to earnouts that we would not have otherwise incurred in the periods presented as part of our continuing operations. We believe the exclusion of acquisition-related costs provides a useful comparison of our operating results to our peers.

Note on Forward-Looking Statements
The forward-looking statements included in this press release, including for example discussion of our commercial prospects, estimates of future revenues, operating income/loss and expenses, earnings per share, stock-based compensation expenses, amortization of acquired intangible assets, restructuring and other expenses, and patent litigation and settlement costs and estimates reflect management's best judgment based on factors currently known and involve risks and uncertainties. These risks and uncertainties include, but are not limited to, potential disruption of customer purchase decisions resulting from global economic conditions, timing and size of orders, relative growth of our recurring revenue, potential decreases in customer spending, uncertainty regarding purchasing trends in the cloud software market, customer cancellations or non-renewal of maintenance contracts or on-demand services, our potential inability to manage effectively any growth we experience, our ability to develop new products and services, increased competition or new entrants in the marketplace, potential impact of acquisitions and investments, changes in staffing levels, and other risks detailed in periodic reports we file with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K which may be obtained by contacting CallidusCloud's Investor Relations department at 415-445-3238, or from the Investor Relations section of CallidusCloud's website (http://www.calliduscloud.com/about-us/investor-relations/). Actual results may differ materially from those presently reported. We assume no obligation to update the information contained in this release.
© 2016 Callidus Software Inc. All rights reserved. Callidus, Callidus Software, the Callidus Software logo, CallidusCloud, the CallidusCloud logo, 6FigureJobs, BridgeFront, Clicktools, iCentera, Lead to Money, LeadFormix, LeadRocket, Learnpass, Litmos, the Litmos logo,  Love Your LMS, Portals for Mortals, Producer Pro, SalesGenius, Surve, Syncfrog, Thunderbridge and TrueComp are trademarks, service marks, or registered trademarks of Callidus Software Inc. and its affiliates in the United States and other countries. All other brand, service or product names are trademarks or registered trademarks of their respective companies or owners.

Investor Relations Contact
Ed Keaney
Market Street Partners
(415) 445-3238
cald@marketstreetpartners.com

CALLIDUS SOFTWARE INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended December 31,	Three Months Ended December 31,	Twelve Months Ended December 31,	Twelve Months Ended December 31,
	2015	2014	2015	2014
Revenue:
Recurring	$36,004	$28,326	$129,911	$99,807
Services and license	10,780	9,800	43,176	36,811
Total revenue	46,784	38,126	173,087	136,618
Cost of revenue:
Recurring	9,073	7,576	34,306	31,282
Services and license	8,104	7,288	32,145	24,756
Total cost of revenue	17,177	14,864	66,451	56,038
Gross profit	29,607	23,262	106,636	80,580

Operating expenses:
Sales and marketing	15,408	13,352	58,785	47,040
Research and development	7,202	5,469	26,088	20,307
General and administrative	8,877	8,142	33,290	26,255
Income from settlement and patent licensing	(500)	(500)	(500)	(500)
Restructuring and other	394	316	628	1,025
Total operating expenses	31,381	26,779	118,291	94,127
Operating loss	(1,774)	(3,517)	(11,655)	(13,547)
Interest income and other income (expense), net	(108)	(444)	(522)	3,504
Interest expense	(31)	(77)	(180)	(506)
Loss before provision for income taxes	(1,913)	(4,038)	(12,357)	(10,549)
Provision for income taxes	225	71	791	1,012
Net loss	$(2,138)	$(4,109)	$(13,148)	$(11,561)
Net loss per share
Basic and Diluted	$(0.04)	$(0.08)	$(0.24)	$(0.24)

Weighted average shares used in computing net loss per share:
Basic and Diluted	56,390	48,987	54,719	47,457

CALLIDUS SOFTWARE INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31,	December 31,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$77,232	$34,200
Short-term investments	19,977	2,766
Accounts receivable, net	43,461	41,623
Prepaid and other current assets	11,385	10,384
Total current assets	152,055	88,973

Property and equipment, net	20,540	18,755
Goodwill	50,146	46,970
Intangible assets, net	14,885	17,757
Deposits and other assets	4,016	3,843
Total assets	$241,642	$176,298

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$3,635	$2,056
Accrued payroll and related expenses	12,510	9,051
Accrued expenses	11,018	18,343
Deferred revenue	74,644	61,427
Capital lease obligations	-	1,001
Total current liabilities	101,807	91,878

Deferred revenue, noncurrent	5,186	10,195
Deferred income taxes, noncurrent	1,477	561
Revolving line of credit	-	10,481
Other noncurrent liabilities	4,371	4,709
Total liabilities	112,841	117,824

Stockholders' equity:
Common stock	56	49
Additional paid-in capital	428,776	344,312
Treasury stock	(14,430)	(14,430)
Accumulated other comprehensive loss	(1,735)	(739)
Accumulated deficit	(283,866)	(270,718)
Total stockholders' equity	128,801	58,474
Total liabilities and stockholders' equity	$241,642	$176,298

CALLIDUS SOFTWARE INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Twelve Months Ended December 31,
	2015	2014
Cash flows from operating activities:
Net loss	$(13,148)	$(11,561)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	6,011	5,503
Amortization of intangible assets	5,687	4,971
Gain on sale of intangible assets	-	(3,862)
Provision for doubtful accounts	1,897	852
Stock-based compensation	18,592	11,813
Deferred income taxes	26	(86)
Release of valuation allowance	-	(265)
Excess tax benefits from stock-based compensation	(91)	-
Loss on disposal of property and equipment	10	43
Amortization of convertible notes issuance cost	-	58
Net amortization on investments	133	27
Changes in operating assets and liabilities:
Accounts receivable	(2,944)	(11,746)
Prepaid and other current assets	(972)	(3,749)
Other noncurrent assets	(549)	(1,088)
Accounts payable	1,413	(794)
Accrued expenses and other liabilities	67	6,696
Accrued payroll and related expenses	3,459	1,149
Accrued restructuring and other expenses	(131)	(181)
Deferred revenue	7,009	11,371
Net cash provided by operating activities	26,469	9,151

Cash flows from investing activities:
Purchases of investments	(24,479)	(2,784)
Proceeds from maturities and sale of investments	7,119	7,850
Purchases of property and equipment (net)	(13,128)	(7,121)
Proceeds from sale of intangible assets, net of expense	-	4,651
Purchases of intangible assets	(827)	(1,112)
Acquisitions, net of cash acquired	(4,365)	(15,488)
Net cash (used in) investing activities	(35,680)	(14,004)

Cash flows from financing activities:
Proceeds from follow-on offering, net of issuance costs	64,372	-
Proceeds from issuance of common stock	4,484	4,852
Restricted stock units acquired to settle employee withholding liability	(3,070)	(1,723)
Excess tax benefits from stock-based compensation	91	-
Proceeds (repayment) from/to line of credit	(10,481)	10,481
Payment of consideration related to acquisitions	(1,802)	(630)
Repayment of debt	-	(645)
Payment of principal under capital leases	(1,001)	(1,294)
Net cash provided by financing activities	52,593	11,041
Effect of exchange rates on cash and cash equivalents	(350)	(283)
Net increase in cash and cash equivalents	43,032	5,905
Cash and cash equivalents at beginning of period	34,200	28,295
Cash and cash equivalents at end of period	$77,232	$34,200

CALLIDUS SOFTWARE INC.
GAAP TO NON-GAAP ADJUSTMENT SUMMARY
(In thousands)
(unaudited)

GAAP to Non-GAAP adjustments include stock-based compensation, amortization of acquired intangible assets, patent litigation and settlement costs and estimates, interest expense on convertible notes, amortization of convertible note issuance costs, debt conversion expense, restructuring and other expenses, acquisition-related costs and gain on sale of domain names and trademarks as follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Cost of revenues:
Recurring	$1,165	$724	$3,956	$4,234
Services and license	304	302	1,191	1,073
Operating expenses:
Sales and marketing	1,892	1,526	6,818	4,594
Research and development	840	619	3,031	2,012
General and administrative	1,642	2,953	8,160	9,278
Restructuring and other	675	316	1,151	1,025
Interest income and other income (expense)				(3,508)
Total	$6,518	$6,440	$24,307	$18,708

CALLIDUS SOFTWARE INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except for percentages and per share data)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Non-GAAP gross profit reconciliation:
Gross profit	$29,607	$23,262	$106,636	$80,580
Gross margin	63%	61%	62%	59%
Add back:
Non-cash stock-based compensation	725	603	2,386	1,938
Non-cash amortization of acquired intangible assets	746	657	2,760	2,413
Patent litigation estimate	-	(234)	-	956
Non-GAAP gross profit	$31,078	$24,288	$111,782	$85,887
Gross margin	66%	64%	65%	63%
Non-GAAP recurring revenue gross profit reconciliation:
Recurring revenue gross profit	$26,931	$20,750	$95,605	$68,525
Recurring revenue gross margin	75%	73%	74%	69%
Add back:
Non-cash stock-based compensation	431	312	1,237	912
Non-cash amortization of acquired intangible assets	735	646	2,719	2,366
Patent litigation estimate	-	(234)	-	956
Non-GAAP recurring revenue gross profit	$28,097	$21,474	$99,561	$72,759
Recurring revenue gross margin	78%	76%	77%	73%
Non-GAAP operating expense reconciliation:
Operating expenses	$31,382	$26,779	$118,292	$94,127
Operating expenses, as a % of total revenues	67%	70%	68%	69%
Subtract:
Non-cash stock-based compensation	(3,943)	(3,294)	(16,205)	(9,875)
Non-cash amortization of acquired intangible assets	(401)	(434)	(1,678)	(1,387)
Patent litigation and settlement costs	(29)	(753)	(123)	(1,925)
Acquisition-related costs	(279)	(449)	(523)	(708)
Restructuring and other	(394)	(316)	(628)	(1,025)
Patent litigation estimate	-	(168)		(1,989)
Non-GAAP operating expenses	$26,336	$21,365	$99,135	$77,218
Non-GAAP operating expenses, as a % of total revenues	56%	56%	57%	57%

CALLIDUS SOFTWARE INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except for percentages and per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
Non-GAAP operating income (loss) reconciliation:

Operating loss	$(1,774)	$(3,517)	$(11,655)	$(13,547)
Operating loss, as a % of total revenues	(4)%	(9)%	(7)%	(10)%

Add back:
Non-cash stock-based compensation	4,668	3,897	18,592	11,813
Non-cash amortization of acquired intangible assets	1,147	1,091	4,440	3,800
Patent litigation and settlement costs	29	753	123	1,925
Acquisition-related costs	279	449	523	708
Restructuring and other	394	316	628	1,025
Patent litigation estimate	-	(66)	-	2,945
Non-GAAP operating income	$4,743	$2,923	$12,651	$8,669
Non-GAAP operating income (loss), as a % of total revenues	10%	8%	7%	6%

Non-GAAP net income (loss) reconciliation:
Net loss	$(2,138)	$(4,109)	$(13,148)	$(11,561)
Net loss, as a % of total revenues	(5)%	(11)%	(8)%	(8)%
Add back:
Non-cash stock-based compensation	4,668	3,897	18,592	11,813
Non-cash amortization of acquired intangible assets	1,147	1,091	4,440	3,800
Patent litigation and settlement costs	29	753	123	1,925
Acquisition-related costs	279	449	523	727
Restructuring and other	394	316	628	1,025
Patent litigation estimate	-	(66)	-	2,945
Interest expense on convertible notes	-	-	-	277
Amortization of convertible note issuance cost	-	-	-	58
Gain on sale of domain names and trademarks	-	-	-	(3,862)
Non-GAAP net income	$4,379	$2,331	$11,158	$7,147
Non-GAAP net income (loss), as a % of total revenues	9%	6%	6%	5%

Non-GAAP net income (loss) per share reconciliation:

Net loss per basic and diluted share	$(0.04)	$(0.08)	$(0.24)	$(0.24)
Add back:
Non-cash stock-based compensation	0.08	0.08	0.34	0.25
Non-cash amortization of acquired intangible assets	0.02	0.02	0.08	0.08
Patent litigation and settlement costs	-	0.02	-	0.03
Acquisition-related costs	0.01	0.01	0.01	0.02
Restructuring and other	0.01	-	0.01	0.02
Patent litigation estimate	-	-	-	0.06
Interest expense on convertible notes	-	-	-	0.01
Amortization of convertible note issuance cost	-	-	-	(0.01)
Gain on sale of domain names and trademarks	-	-	-	(0.08)
Non-GAAP net income per diluted share	$0.08	$0.05	$0.20	$0.14

Basic and fully diluted shares reconciliation:

GAAP Basic shares	56,390	48,987	54,719	47,547
Add back:
Weighted average effect of diluted securities	1,740	1,909	1,650	2,575
Diluted shares (a)	58,130	50,896	56,369	50,122

(a)	Shares used in the per share calculation for reconciling items GAAP and Non-GAAP financial measures

CALLIDUS SOFTWARE INC.
FINANCIAL OUTLOOK
(unaudited)
(In thousands, except per share data)

The guidance figures provided below and elsewhere in this press release are forward-looking statements, reflect a number of estimates, assumptions and other uncertainties, and are approximate in nature because the Company's future performance is difficult to predict. Such guidance is based on information available on the date of this press release, and the company assumes no obligation to update it.

Three Months Ended
March 31, 2016
	GAAP	Non-GAAP

Total revenue	$47,800 - $48,800	$47,800 - $48,800
Operating income (loss) (a)	($4,500) - ($6,000)	$2,600 - $3,600
Net income (loss) per diluted share (c)	($0.09) - ($0.11)	$0.04 - $0.06

Twelve Months Ended
December 31, 2016
	GAAP	Non-GAAP

Total revenue	$210,000 - $215,000	$210,000 - $215,000
Operating income (loss) (b)	($15,000) - ($18,000)	$17,000 - $19,000
Net income (loss) per diluted share (c)	($0.29) - ($0.33)	$0.25 - $0.29

(a)
Estimated non-GAAP amounts above for the three months ending March 31, 2016 reflect adjustments that exclude the estimated amortization of acquired intangible assets of approximately $1.1 - $1.3 million, estimated stock-based compensation expense of approximately $6.5 – $7.0 million, patent litigation costs and restructuring and other expenses of approximately $0.1 – $0.4 million, and approximately $0.1 million in expense related to BridgeFront acquisition earnout.

(b)
Estimated non-GAAP amounts above for the twelve months ending December 31, 2016 reflect adjustments that exclude the estimated amortization of acquired intangible assets of approximately $4.7 - $5.2 million, estimated stock-based compensation expense of approximately $27.0 - $28.5 million, patent litigation costs, restructuring and other expenses of approximately $0.7 - $1.5 million, and approximately $0.3 million in expense related to BridgeFront acquisition earnout.

(c)	Non-GAAP fully diluted share count is between 58.5 million and 61.0 million. GAAP share count is between 56.5 million and 59.0 million.